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                                                                   EXHIBIT 10.11

                [Letterhead of the Resolution Trust Corporation]



                                 March 2, 1995


Lawrence J. Grill
Chief Executive Officer
Pan American Bank, FSB
1300 South El Camino Real
P.O. Box 2079
San Mateo, CA  94401-0986

          Re:  Waiver of Certain Provisions of Interim
               Capital Assistance Agreement dated April 29,
               1994 and September 9, 1994.

Dear Mr. Grill:

          This is in response to letters from you and your counsel dated August 24, September 6, and December 2, 1994, requesting waivers or modifications of certain provisions of the Interim Capital Assistance Agreements dated April 29, 1994 ("April ICA") and September 9, 1994 ("September ICA") by and between Pan American Financial Inc. ("PAFI"), Pan American Bank, FSB, San Mateo, California ("Pan American") and the Resolution Trust Corporation ("RTC"), (collectively, the "ICA Agreements") and the associated April 29, 1994 ("April Stock Pledge Agreement") and September 9, 1994 ("September Stock Pledge Agreement") Stock Pledge Agreements (collectively, the "Stock Pledge Agreements"). Those requests were made in connection with the September 9, 1994 resolution of Western Federal Savings Bank ("Western FSB"), in which Pan American assumed the deposits of the Panorama City Branch and executed an additional Interim Capital Assistance Agreement, and related documents, which provided an additional ICA loan. As you know, our definitive response to those requests was delayed until your recent delivery of the shares of stock required to be pledged with the RTC pursuant to the September ICA and September Stock Pledge Agreement.

          Your requests were primarily for modifications to: (a) allow Pan American to issue additional stock to PAFI to facilitate a capital infusion required by the Office of Thrift Supervision, (b) delete the April ICA provisions prohibiting a change of control, and requiring maintenance of minority status, during the twelve months after repayment of the April ICA loan, and (c) permit Pan American to sell loans to, and repurchase

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loans from, its consumer finance affiliate, subject to the same restrictions that apply to such transactions with your affiliated mortgage company.

          According to your letters, OTS conditioned its approval of Pan American's acquisition of the Panorama City Branch of Western FSB from the RTC on Pan American increasing its capital by approximately $750,000. To comply with this regulatory requirement, Pan American issued an additional 75,000 shares of common stock, at $10 a share, to PAFI on or about September 9, 1994. Your letters also indicate that Pan American issued an additional 400,000 shares of common stock to PAFI an or about September 9, 1994 in consideration of PAFI downstreaming the $4 Million in ICA provided by the RTC in connection with the resolution of Western.

          On January 18, 1995 you tendered Pan American Bank, F.S.B. Stock Certificate No. 2, representing the 475,000 shares of common stock. You have represented that the RTC now holds all of the issued and outstanding common stock -- 1,610,000 shares -- of Pan American Bank, F.S.B., San Mateo, California. You have also agreed that all such shares shall serve as collateral for the ICA, Stock Pledge and other ICA Agreements previously executed by and between PAFI, Pan American and the RTC.

          Based on your representations, we have determined to grant your requests as noted below.

     1.   Capital Infusion Modifications

          Your requests for a partial waiver of subsections 3(c) and 8(a) of the ICA Agreements and sections 7 and 8 of the Stock Pledge Agreements are granted to the extent necessary to permit Pan American's previous issuance of an additional 475,000 shares of capital stock to PAFI, provided that the $4,750,000 infusion of capital into Pan American has been completed and that such funds remain in Pan American as capital and, provided further, that such additional 475,000 shares of stock which have been transferred to the custody of the RTC shall be considered "Pledged Shares" under the ICA Agreements and the Stock Pledge Agreements.

     2.   Affiliated Transactions

          Your request for a revision of Section 8(b) of the April ICA to conform it to Section 8(b) of the September ICA which expands the mortgage company affiliate exception to include Pan American's consumer finance company affiliate is granted to the extent necessary to permit Pan American to sell loans to, and

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repurchase loans (not resulting in a loss to Pan American) from, its consumer finance affiliate.

     3.   Change of Control/Minority Status

          Your request for a revision of the Provisions of Sections 8(e) and 9(b) of the April ICA to conform them to Sections 8(e) and 9(b) of the September ICA to the extent necessary to remove the prohibition against entering into a change of control agreement, and the requirement that Pan American maintain its status as a minority institution, during the twelve months after the ICA loan has been repaid and satisfied in full is granted. However the change in control prohibition and minority status requirement remain in full force and effect until the repayment in full of that loan and until full satisfaction of all other provisions of the April ICA agreement. This modification is intended to make the terms of the April and September ICA agreements consistent on this issue.

     4.   Corporate Reorganizations

          Your request for a revision of Section 8(d) of the April ICA Agreement to conform it to Section 8(d) of the September ICA Agreement, which permits specified corporate transactions if the ICA's repayment is a condition of the transaction, is granted.

     5.   Events of Default

          In addition, it is hereby agreed that compliance with the provisions of the ICA Agreements and Stock Pledge Agreements, as amended by this letter agreement, shall not constitute an Event of Default under those Agreements.

     6.   Stock Pledge Schedules

          Schedules 2, 3 and 4 of the Stock Pledge Agreements are also hereby amended to reflect the additional 475,000 shares of common stock pledged as a result of the September ICA and associated stock sale.

     7.   Effective Date of Changes

          The revisions and modifications to the April ICA and April Stock Pledge Agreements become effective as of the effective dates of the September ICA and September Stock Pledge Agreements when this letter is signed by you, in the space provided below, and returned to me.

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          Except to the extent expressly waived or modified herein, all of the terms, provisions, covenants and conditions contained in the ICA Agreements, the Stock Pledge Agreements and in any of the other documents, instruments, and agreements executed in connection with those documents remain unchanged and in full force and effect.

          If you have any questions regarding this letter please contact Gregory
B. Smith, Senior Counsel, at (202) 736-3013 or Edward Thomas, Financial Analyst, at (202) 416-7179.

                              Sincerely yours,

                              /s/ J. PAUL RAMEY
                              -----------------

                              J. Paul Ramey,
                              Vice President,
                              Division of Resolutions


Agreed to on April 25, 1995.


                              By: /s/ LAWRENCE J. GRILL
                                  ---------------------
                                    Lawrence J. Grill
                                    Chief Executive Officer
                                    Pan American Bank, FSB


                              Witness: /s/ ROBERT B. WILSON
                                       --------------------

                              Name:  Robert B. Wilson
                              Title: Executive Vice President

cc:  Herbert J. Held
     H. Ronald Hoch
     Edward Thomas
     Jay Earle
     Gregory B. Smith, Esq.
     Patrick J. McCarty, Esq.

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